As filed with the Securities and Exchange Commission on September 16, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	84-3235695
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2626 Fulton Drive NW, Canton, Ohio	44718
(Address of Principal Executive Offices)	(Zip Code)

Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan

Inducement Restricted Stock Unit Award Agreement - Charnes

Inducement Restricted Stock Unit Award Agreement - Muhleman

(Full title of the plan)

Michael Crawford
Chief Executive Officer
2626 Fulton Drive NW

Canton, OH 44718
(330) 458-9176

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

J. Steven Patterson, Esq. Hunton Andrews Kurth LLP 2200 Pennsylvania Ave NW Washington, DC 20037 (202) 955-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Calculation of Registration Fee

Title of securities to be registered(1)	Amount to be registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common stock, par value $0.0001 per share	1,812,727	(3)	$3.95	$7,160,271.65	$929.40
Common stock, par value $0.0001 per share	138,568	(4)	$3.95	$547,343.60	$71.05
Common stock, par value $0.0001 per share	144,613	(5)	$3.95	$571,221.35	$74.15
Total:	2,095,908		N/A	$8,278,836.60	$1,075.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from any share split, share dividends, recapitalization or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on an average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Select Market on September 15, 2020.

(3)	This registration statement (this “Registration Statement”) covers the registration of 1,812,727 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hall of Fame Resort & Entertainment Company (the “Company”) which may be offered and sold upon the exercise or vesting of stock-based award or the issuance of stock-based awards which may hereinafter be issued under the Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan (the “Plan”).

(4)	Consists of 138,568 shares of Common Stock issuable upon vesting of restricted stock units granted to Tara Charnes, the General Counsel of the Company, on September 16, 2020.
(5)	Consists of 144,613 shares of Common Stock issuable upon vesting of restricted stock units granted to Erica Muhleman, the Executive Vice President of New Business Development/Marketing & Sales of the Company, on September 16, 2020.

EXPLANATORY NOTE

Hall of Fame Resort & Entertainment Company (the “Company”) has prepared this registration statement on Form S-8 to register 1,812,727 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan, as amended, formerly known as the GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan (the “Plan”). This Registration Statement additionally registers 138,568 shares of Common Stock issuable upon the vesting of a restricted stock unit award granted to Tara Charnes, General Counsel of the Company, on September 16, 2020, pursuant to the terms of a Restricted Stock Unit Award Agreement by and between the Company and Ms. Charnes, dated as of September 16, 2020 (the “Charnes Award Agreement”) as an inducement material to her entering into employment with the Company, and (iii) 144,613 shares of Common Stock issuable upon the vesting of a restricted stock unit award granted to Erica Muhleman, Executive Vice President of New Business Development/Marketing & Sales of the Company, on September 16, 2020, pursuant to the terms of a Restricted Stock Unit Award Agreement by and between the Company and Ms. Muhleman, dated as of September 16, 2020 (the “Muhleman Award Agreement”) as an inducement material to her entering into employment with the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

The documents containing the information specified in this Part I will be delivered as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. These documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and made a part hereof:

(a) GPAQ’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 10, 2020 (File No. 001-38363);

(b) GPAQ’s and the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 11, 2020, and Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 10, 2020 (File No. 001-38363);

(c) GPAQ’s and the Company’s Current Reports on Form 8-K, filed with the Commission on January 14, 2020, January 24, 2020, February 24, 2020, February 27, 2020, March 16, 2020, March 26, 2020, March 27, 2020, April 1, 2020, April 30, 2020, May 11, 2020, May 19, 2020, May 28, 2020, June 5, 2020, June 15, 2020, July 2, 2020, July 8, 2020, August 11, 2020 (amendment to previous Form 8-K filed on July 8, 2020), and September 8, 2020 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable) (File No. 001-38363); and

(d) the description of our Common Stock contained in our Current Report on Form 8-K (File No. 001-38363), filed with the Commission on July 8, 2020, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents that we file in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered by this registration statement have been sold or that deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  If any document that we file changes anything stated in this registration statement or in an earlier document that is incorporated into this registration statement, the later document will modify or supersede what is stated in this registration statement or the earlier document.  Unless expressly incorporated by reference into this registration statement, nothing in this Item 3 shall be deemed to incorporate information furnished by us on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the Commission, is not deemed “filed” for purposes of the Exchange Act.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation and Bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

We maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as our directors and officers, and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to any indemnification provision contained in our Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description
5.1	Opinion of Hunton Andrews Kurth LLP
21.1	Subsidiaries of Hall of Fame Resort & Entertainment Company
23.1	Consent of Marcum LLP
23.2	Consent of Marcum LLP
23.4	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page this registration statement)
99.1	Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan
99.2	Form of Restricted Stock Award Agreement under Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan
99.3	Restricted Stock Unit Award Agreement, by and between the Company and Tara Charnes, dated as of September 16, 2020
99.4	Restricted Stock Unit Award Agreement, by and between the Company and Erica Muhleman, dated as of September 16, 2020
99.5	Form of Restricted Stock Unit Award Agreement under Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan
99.6	Form of Non-Employee Director Restricted Stock Unit Award Agreement under Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Canton, State of Ohio, on September 16, 2020.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

By:	/s/ Michael Crawford
	Name:	Michael Crawford
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Michael Crawford and Jason Krom, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Michael Crawford	Chief Executive Officer and Director	September 16, 2020
Michael Crawford	(Principal Executive Officer)

/s/ Jason Krom	Chief Financial Officer	September 16, 2020
Jason Krom	(Principal Financial and Accounting Officer)

/s/ Anthony J. Buzzelli	Director	September 16, 2020
Anthony J. Buzzelli

/s/ David Dennis	Director	September 16, 2020
David Dennis

/s/ James J. Dolan	Director	September 16, 2020
James J. Dolan

/s/ Karl L. Holz	Director	September 16, 2020
Karl K. Holz

	Director	September 16, 2020
Stuart Lichter

/s/ Curtis Martin	Director	September 16, 2020
Curtis Martin

/s/ Mary Owen	Director	September 16, 2020
Mary Owen

	Director	September 16, 2020
Edward J. Roth III

/s/ Kimberly K. Schaefer	Director	September 16, 2020
Kimberly K. Schaefer